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                                                                      Exhibit 12

                         ADVANCED GLASSFIBER YARNS LLC
            (formerly Glass Yarns and Specialty Materials Business)

               Computation of Ratio of Earnings to Fixed Charges

                            (dollars in thousands)

                                           Consolidated Company                     The Predecessor Business
                               ----------------------------------------------  -------------------------------------------
                                        Year                Three Months   Nine Months         Year             Year
                                       Ended                   Ended          Ended            Ended            Ended
                                    December 31,             December 31,  December 31,      December 31,     December 31,
                               -------------------------    -------------  ------------      ------------     ------------

                                  2000          1999            1998          1998              1997             1996
                                  ----          ----            ----          ----              ----             ----
Earnings:
 Pretax income (a)             $  12,186   $     5,796       $   4,275    $   59,235         $   82,866      $   83,294
Add:
 Fixed charges                    36,400        37,790           9,354           898              1,076             618
 Capitalized interest
                               ---------   -----------       ---------    ----------         ----------      ----------
                               $  48,586   $    43,586       $  13,629    $   60,133         $   83,942      $   83,912
                               =========   ===========       =========    ==========         ==========      ==========
Fixed Charges:
 Interest expense (b)          $  35,449   $    36,824       $   9,113    $        -         $        -      $        -
 Capitalized interest                  -             -               -             -                  -               -
 Portion of rents
  representative
  of interest factor                 951           966             241           898              1,076             618
                               ---------   -----------       ---------    ----------         ----------      ----------
                               $  36,400   $    37,790       $   9,354    $      898         $    1,076      $      618
                               =========   ===========       =========    ==========         ==========      ==========

Ratio of earnings to
  fixed charges                     1.3x          1.2x             1.5x          67x                78x            136x

(a) Income before taxes, and extraordinary loss.

(b) Includes amortization of debt issuance costs and original issue discount and excluded capitalized interest.